Exhibit 10.2

MORGAN STANLEY

2007 EQUITY INCENTIVE COMPENSATION PLAN

[YEAR] DISCRETIONARY RETENTION AWARDS

AWARD CERTIFICATE FOR STOCK UNITS

TABLE OF CONTENTS FOR AWARD CERTIFICATE

1.	Stock units generally.	3
2.	Vesting schedule and conversion.	3
3.	Special provision for certain employees.	5
4.	Dividend equivalent reinvestment.	5
5.	Death, Disability and Full Career Retirement.	6
6.	Involuntary termination by the Firm.	6
7.	Governmental Service.	7
8.	Qualifying Termination.	8
9.	Specified employees.	8
10.	Cancellation of awards under certain circumstances.	8
11.	Tax and other withholding obligations.	12
12.	Obligations you owe to the Firm.	12
13.	Nontransferability.	13
14.	Designation of a beneficiary.	13
15.	Ownership and possession.	14
16.	Securities law compliance matters.	14
17.	Compliance with laws and regulation.	15
18.	No entitlements.	15
19.	Consents under local law.	15
20.	Award modification.	16
21.	Governing law.	16
22.	Defined terms.	16

MORGAN STANLEY

[YEAR]

DISCRETIONARY RETENTION AWARDS

AWARD CERTIFICATE FOR STOCK UNITS

Morgan Stanley has awarded you retention stock units as part of your discretionary incentive compensation for services provided during [year] and as an incentive for you to remain in Employment and provide services to the Firm through the Scheduled Vesting Dates. This Award Certificate sets forth the general terms and conditions of your [year] stock unit award. The number of stock units in your award has been communicated to you independently.

If you are employed outside the United States, you will also receive an “International Supplement” that contains supplemental terms and conditions for your [year] stock unit award. You should read this Award Certificate in conjunction with the International Supplement, if applicable, in order to understand the terms and conditions of your stock unit award.

Your stock unit award is made pursuant to the Plan. References to “stock units” in this Award Certificate mean only those stock units included in your [year] stock unit award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.

The purpose of the stock unit award is, among other things, to align your interests with the interests of the Firm and Morgan Stanley’s stockholders, to reward you for your continued Employment and service to the Firm in the future and your compliance with the Firm’s policies (including the Code of Conduct), to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. In view of these purposes, you will earn each portion of your [year] stock unit award only if you (1) remain in continuous Employment through the applicable Scheduled Vesting Date (subject to limited exceptions set forth below), (2) do not engage in any activity that is a cancellation event set forth in Section 10(c) below and (3) satisfy obligations you owe to the Firm as set forth in Section 12 below. Even if your award has vested, you will have no right to your award if a cancellation event occurs under the circumstances set forth in Section 10(c) below. As Morgan Stanley deems appropriate, it will require you to provide a written certification or other evidence, from time to time in its sole discretion, to confirm that no cancellation event has occurred, including upon a termination of Employment and/or during a specified period of time prior to each Scheduled Conversion Date. If you fail to timely provide any required certification or other evidence, Morgan Stanley will cancel your award. It is your responsibility to provide the Executive Compensation Department with your up-to-date contact information.

Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 22 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 22 below have the meanings set forth in the Plan.

1.	Stock units generally.

Each of your stock units corresponds to one share of Morgan Stanley common stock. A stock unit constitutes a contingent and unsecured promise of Morgan Stanley to pay you one share of Morgan Stanley common stock on the conversion date for the stock unit. As the holder of stock units, you have only the rights of a general unsecured creditor of Morgan Stanley. You will not be a stockholder with respect to the shares of Morgan Stanley common stock corresponding to your stock units unless and until your stock units convert to shares.

2.	Vesting schedule and conversion.

(a) Vesting schedule. Except as otherwise provided in this Award Certificate, your stock units will vest according to the following schedule: (i) 25% of your stock units will vest on the First Scheduled Vesting Date; (ii) 25% of your stock units will vest on the Second Scheduled Vesting Date and (iii) the remaining 50% of your stock units will vest on the Third Scheduled Vesting Date.1 Any fractional stock units resulting from the application of the vesting schedule will be aggregated and will vest on the Third Scheduled Vesting Date. Except as otherwise provided in this Award Certificate, each portion of your stock units will vest only if you continue to provide future services to the Firm by remaining in continuous Employment through the applicable Scheduled Vesting Date and providing value added services to the Firm during this timeframe. The special vesting terms set forth in Sections 5, 6, 7 and 8 of this Award Certificate apply (i) if your Employment terminates by reason of your death or Disability, (ii) upon your Full Career Retirement, (iii) if the Firm terminates your employment in an involuntary termination under the circumstances described in Section 6, (iv) upon a Governmental Service Termination or (v) upon a Qualifying Termination. Vested stock units remain subject to the cancellation and withholding provisions set forth in this Award Certificate.

(b) Conversion. Except as otherwise provided in this Award Certificate, (i) 25% of your stock units will, to the extent vested, convert to shares of Morgan Stanley common stock on the First Scheduled Conversion Date, (ii) 25% of your stock units will, to the extent vested, convert to shares of Morgan Stanley common stock on the Second Scheduled Conversion Date and (iii) the remaining 50% of your stock units will, to the extent vested, convert to shares

[1]	The vesting schedule and related vesting dates presented in this form of Award Certificate are indicative. The vesting schedule and related vesting dates applicable to awards may vary.

of Morgan Stanley common stock on the Third Scheduled Conversion Date.2 The special conversion provisions set forth in Sections 5(a), 5(b), 7 and 8 of this Award Certificate apply (i) if your Employment terminates by reason of your death or you die after termination of your Employment, (ii) upon your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in Section 7(b) or (iii) upon a Qualifying Termination.

The shares delivered upon conversion of stock units pursuant to this Section 2(b) will not be subject to any transfer restrictions, other than those that may arise under the securities laws, the Firm’s policies or Section 12 below, or to cancellation under the circumstances set forth in Section 10(c).3

(c) Accelerated conversion. Morgan Stanley shall have no right to accelerate the conversion of any of your stock units, except to the extent that such acceleration is not prohibited by Section 409A and would not result in your being required to recognize income for United States federal income tax purposes before your stock units convert to shares of Morgan Stanley common stock or your incurring additional tax or interest under Section 409A. If any stock units are converted to shares of Morgan Stanley common stock prior to the applicable Scheduled Conversion Date pursuant to this Section 2(c), these shares may not be transferable and may remain subject to applicable vesting, cancellation and withholding provisions, as determined by Morgan Stanley.

(d) Rule of construction for timing of conversion. Whenever this Award Certificate provides for your stock units to convert to shares on a Scheduled Conversion Date or upon a different specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Firm for damages based on a delay in conversion of your stock units (or delivery of Morgan Stanley shares following conversion) and the Firm shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as conversion is made by December 31 of the year in which occurs the applicable Scheduled Conversion Date or such other specified event or date or, if later, by the 15th day of the third calendar month following such specified event or date. Similarly, neither you nor any of your beneficiaries or your estate shall have any claim against the Firm for damages, and the Firm shall have no liability to you (or to any of your beneficiaries or your estate), based on any acceleration of the conversion of your stock units pursuant to Section 2(c), as applicable.

[2]	The conversion schedule and related conversion dates presented in this form of Award Certificate are indicative. The conversion schedule and related conversion dates applicable to awards may vary.
[3]	Certain stock unit awards granted to employees designated as Code Staff may include transfer restrictions for a six-month period following the applicable Scheduled Conversion Date.

3.	Special provision for certain employees.

Notwithstanding the other provisions of this Award Certificate, if Morgan Stanley considers you to be one of its executive officers at the time provided for the conversion of your vested stock units and determines that your compensation may not be fully deductible by virtue of Section 162(m) of the Internal Revenue Code, Morgan Stanley shall delay payment of the nondeductible portion of your compensation, including delaying, to the extent nondeductible, conversion of the stock units, unless the Committee, in its sole discretion, determines not to delay such conversion. This delay will continue until your Separation from Service or, to the extent permitted under Section 409A, the end of the first earlier taxable year of the Firm as of the last day of which you are no longer an executive officer (subject to earlier conversion in the event of your death as described below).

4.	Dividend equivalent reinvestment.

If Morgan Stanley pays a regular or ordinary dividend on its common stock, a dividend equivalent will be credited with respect to your vested and unvested stock units outstanding on the dividend record date and reinvested in the form of additional stock units. The additional number of stock units credited to you as a result of this dividend reinvestment shall equal:

(i) the cash dividend paid on one share of Morgan Stanley common stock, multiplied by

(ii) the number of stock units subject to your [year] stock unit award on the applicable dividend record date; with the product of (i) and (ii), divided by

(iii) the fair market value of a share of Morgan Stanley common stock on the dividend payment date, as determined by Morgan Stanley in its sole discretion.

Morgan Stanley will credit the dividend equivalents when it pays the corresponding dividend on its common stock. The additional stock units credited to you as a result of the reinvestment of dividend equivalents will vest and convert at the same time as, and be subject to the same vesting and cancellation provisions set forth in this Award Certificate with respect to, the corresponding stock units, and references to “stock units” in this Award Certificate shall include such additional stock units credited to you as a result of the reinvestment of dividend equivalents described in this Section 4. Any fractional stock units resulting from the application of this Section 4 will, to the extent vested, be paid in cash on the applicable Scheduled Conversion Date (or, subject to Section 2(d), on the next administratively practicable payroll date). The decision to pay a dividend and, if so, the amount of any such dividend, is determined by Morgan Stanley in its sole discretion. No dividend equivalents will be paid to you on any canceled stock units.

5.	Death, Disability and Full Career Retirement.[4]

The following special vesting and payment terms apply to your stock units:

(a) Death during Employment. If your Employment terminates due to death, all of your unvested stock units will vest on the date of your death. Your stock units will convert to shares of Morgan Stanley common stock and be delivered to the beneficiary you have designated pursuant to Section 14 or the legal representative of your estate, as applicable, upon your death, provided that your estate or beneficiary notifies the Firm of your death within 60 days following your death.

After your death, the cancellation provisions set forth in Section 10(c) will no longer apply, and the shares delivered upon conversion of stock units pursuant to this Section 5(a) will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies).

(b) Death after termination of Employment. If you die after the termination of your Employment but prior to the applicable Scheduled Conversion Date, any vested stock units that you held at the time of your death will convert to shares of Morgan Stanley common stock and be delivered to the beneficiary you have designated pursuant to Section 14 or the legal representative of your estate, as applicable, upon your death, provided that your estate or beneficiary notifies the Firm of your death within 60 days following your death.

After your death, the cancellation provisions set forth in Section 10(c) will no longer apply, and the shares delivered upon conversion of stock units pursuant to this Section 5(b) will not be subject to any transfer restrictions (other than those that may arise under the securities laws or the Firm’s policies).

(c) Disability or Full Career Retirement. If your Employment terminates due to Disability or in a Full Career Retirement, all of your unvested stock units will vest on the date your Employment terminates. Your stock units will convert to shares of Morgan Stanley common stock on the applicable Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the applicable Scheduled Conversion Date.

6.	Involuntary termination by the Firm.

If the Firm terminates your employment under circumstances not involving any cancellation event set forth in Section 10(c), your unvested stock units will vest on the date your employment with the Firm terminates and your stock units will convert to shares of Morgan Stanley common stock on the applicable Scheduled Conversion Date, provided that you sign an agreement and release satisfactory to the Firm. If you do not sign such an agreement and release satisfactory to the Firm within the timeframe set by the Firm in connection with your involuntary

[4]	Stock Bonus Awards granted to employees designated as Code Staff may not include a provision for Full Career Retirement.

termination as described in this Section 6, any stock units that were unvested immediately prior to your termination shall be canceled. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the applicable Scheduled Conversion Date.

7.	Governmental Service.

(a) General treatment of awards upon Governmental Service Termination. If your Employment terminates in a Governmental Service Termination and not involving a cancellation event set forth in Section 10(c), then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 7(c), all of your unvested stock units will vest on the date of your Governmental Service Termination. Your vested stock units will convert to shares of Morgan Stanley common stock on the date of your Governmental Service Termination.

(b) General treatment of vested awards upon acceptance of employment at a Governmental Employer following termination of Employment. If your Employment terminates other than in a Governmental Service Termination and not involving a cancellation event set forth in Section 10(c) and, following your termination of Employment, you accept employment with a Governmental Employer, then, provided that you sign an agreement satisfactory to the Firm relating to your obligations pursuant to Section 7(c), all of your outstanding vested stock units will convert to shares of Morgan Stanley common stock upon your commencement of such employment, provided you present the Firm with satisfactory evidence demonstrating that as a result of such employment the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

(c) Repayment obligation. If any activity or event constituting a cancellation event set forth in Section 10(c) occurs within the applicable period of time that would have resulted in cancellation of all or a portion of your stock units had they not converted to shares pursuant to Sections 7(a) or 7(b) above (disregarding, for purposes of determining whether a cancellation event has occurred, any Full Career Retirement condition set forth in Section 10(c)(1)), you will be required to pay to Morgan Stanley an amount equal to:

(1) the number of stock units that would have been canceled upon the occurrence of such cancellation event multiplied by the fair market value, determined using a valuation methodology established by Morgan Stanley, of Morgan Stanley common stock on the date your stock units converted to shares of Morgan Stanley common stock; plus

(2) interest on the amount described in clause (1) above at the average rate of interest Morgan Stanley paid to borrow money from financial institutions during the period from the date of such conversion through the date preceding the payment date.

8.	Qualifying Termination.

If your employment terminates in a Qualifying Termination, all of your unvested stock units will vest, cancellation provisions will lapse, and, subject to Section 9, your stock units will convert to shares of Morgan Stanley common stock upon your Qualifying Termination.5

9.	Specified employees.

Notwithstanding any other terms of this Award Certificate, if Morgan Stanley considers you to be one of its “specified employees” as defined in Section 409A at the time of your Separation from Service, any conversion of your stock units that otherwise would occur upon your Separation from Service (including, without limitation, stock units whose conversion was delayed due to Section 162(m) of the Internal Revenue Code, as provided in Section 3, and stock units payable upon your Qualifying Termination, as provided in Section 8) will be delayed until the first business day following the date that is six months after your Separation from Service; provided, however, that in the event that your death, your Governmental Service Termination or your employment at a Governmental Employer following your termination of employment with the Firm under circumstances set forth in Section 7(b) occurs at any time after the Date of the Award, conversion and payment will be made in accordance with Section 5(a), 5(b) or 7, as applicable.

10.	Cancellation of awards under certain circumstances.

(a) Cancellation of unvested awards. Your unvested stock units will be canceled if your Employment terminates for any reason other than death, Disability, a Full Career Retirement, an involuntary termination by the Firm described in Section 6, a Governmental Service Termination or a Qualifying Termination.

(b) General treatment of vested awards. Except as otherwise provided in this Award Certificate, your vested stock units will convert to shares of Morgan Stanley common stock on the applicable Scheduled Conversion Date. The cancellation and withholding provisions set forth in this Award Certificate will continue to apply until the applicable Scheduled Conversion Date.

(c) Cancellation of awards under certain circumstances.6 The cancellation events set forth in this Section 10(c) are designed, among other things, to incentivize compliance with the Firm’s policies (including the Code of Conduct), to protect the Firm’s interests in non-public, confidential and/or proprietary information, products, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of

[5]	For certain stock unit awards granted to employees designated as Code Staff, the cancellation provisions may lapse on the applicable Scheduled Conversion Date. In addition, for Stock Bonus Awards granted to employees designated as Code Staff, transfer restrictions may apply through the Scheduled Conversion Date.
[6]

The cancellation provisions presented in Section 10(c) of this form of Award Certificate and any corresponding definitions are indicative. The cancellation provisions and corresponding definitions applicable to awards may vary.

responsibilities. This Section 10(c) shall apply notwithstanding any other terms of this Award Certificate (except where sections in this Award Certificate specifically provide that the cancellation events set forth in this Section 10(c) no longer apply).

Your stock units, even if vested, are not earned until the applicable Scheduled Conversion Date (and until you satisfy all obligations you owe to the Firm as set forth in Section 12 below) and, unless prohibited by applicable law, will be canceled prior to the applicable Scheduled Conversion Date in any of the circumstances set forth below in this Section 10(c). Although you will become the beneficial owner of shares underlying your stock units following conversion of your stock units, the Firm may retain custody of your shares following conversion of your stock units pending any investigation or other review that impacts the determination as to whether the stock units are cancellable under the circumstances set forth below and, in such an instance, the shares underlying such stock units shall be forfeited in the event the Firm determines that the stock units were cancellable.

(1) Competitive Activity. If you resign and the resulting termination satisfies the definition of a Full Career Retirement, or if you resign (whether in a Full Career Retirement or otherwise) following the applicable Scheduled Vesting Date, but prior to the applicable Scheduled Conversion Date, and in either case you engage in Competitive Activity, the following shall apply, subject to applicable law:

(i) If your Competitive Activity occurs before the First Scheduled Conversion Date, then all of your stock units will be canceled immediately;

(ii) If your Competitive Activity occurs on or after the First Scheduled Conversion Date but before the Second Scheduled Conversion Date, then your stock units that are scheduled to convert on the Second Scheduled Conversion Date and the Third Scheduled Conversion Date will be canceled immediately; and

(iii) If your Competitive Activity occurs on or after the Second Scheduled Conversion Date but before the Third Scheduled Conversion Date, then your stock units that are scheduled to convert on the Third Scheduled Conversion Date will be canceled immediately.7

(2) Other Events. If any of the following events occur at any time before the applicable Scheduled Conversion Date, all of your stock units (whether or not vested) will be canceled immediately, subject to applicable law:

(i) Your Employment is terminated for Cause or you engage in conduct constituting Cause (either during or following Employment and whether or not your Employment has been terminated as of the applicable Scheduled Conversion Date);

[7]	In the event the terms of the award provide for other than three scheduled conversion dates, this provision will be adjusted accordingly. In addition, Stock Bonus Awards granted to employees designated as Code Staff are subject to cancellation through the Scheduled Conversion Date for Competitive Activity occurring in connection with or following a resignation of employment.

(ii) Following the termination of your Employment, the Firm determines that your Employment could have been terminated for Cause (for these purposes, “Cause” will be determined without giving consideration to any “cure” period included in the definition of “Cause”);

(iii) You disclose Confidential and Proprietary Information to any unauthorized person outside the Firm, or use or attempt to use Confidential and Proprietary Information other than in connection with the business of the Firm; or you fail to comply with your obligations (either during or after your Employment) under the Firm’s Code of Conduct (and any applicable supplements) or otherwise existing between you and the Firm, relating to Confidential and Proprietary Information or an assignment, procurement or enforcement of rights in Confidential and Proprietary Information;

(iv) You engage in a Wrongful Solicitation;

(v) You make any Unauthorized Comments;

(vi) You fail or refuse, following your termination of Employment, to cooperate with or assist the Firm in a timely manner in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Firm is a subject, target or party and as to which you may have pertinent information; or

(vii) You resign from your employment with the Firm without having provided the Firm prior written notice of your resignation consistent with the notice period requirements undertaken by you in connection with your employment offer letter, Sign-On or Notice & Non-Solicitation Agreement or any other contractual obligation in connection with the terms and conditions of your employment, or, in the event no such prior contractual notice period requirements exist, you resign from your employment with the Firm without having provided the Firm prior written notice of your resignation of at least thirty (30) days.

(3) Clawback Cancellation Events.

(i) All of your stock units (whether or not vested) will be canceled in full, or in the case of clause (c) below, in full or in part, subject to applicable law, if at any time before the applicable Scheduled Conversion Date you take any action, or you fail to take any action (including with respect to direct supervisory responsibilities), where such action or omission:

(a) causes a restatement of the Firm’s consolidated financial results;

(b) constitutes a violation by you of the Firm’s Global Risk Management Principles, Policies and Standards (where prior authorization and approval of appropriate senior management was not obtained) whether such action results in a favorable or unfavorable impact to the Firm’s consolidated financial results; or

(c) causes a loss in the current year on a trade or transaction originating in the current year or in any prior year for which revenue was recognized and which was a factor in your award determination, and violated internal control policies that resulted from your:

(i)	violation of business unit, product or desk specific risk parameters;

(ii)	use of an incorrect valuation model, method, or inputs for transactions subject to the “STAR” approval process;

(iii)	failure to perform appropriate due diligence prior to a trade or transaction or failure to provide critical information known at the time of the transaction that might negatively affect the valuation of the transaction; or

(iv)	failure to timely monitor or escalate to management a loss position pursuant to applicable policies and procedures.

In the event that the Firm determines, in its sole discretion, that your action or omission is as described in clause (c) and you do not engage in any other cancellation or clawback event described in this Section 10(c), the number of stock units comprising your [year] stock unit award will be reduced by a fraction, the numerator of which is the amount of the pre-tax loss, and the denominator of which is the total revenue originally recognized by the Firm which was a factor in your award determination.

(ii) With respect to members of the Firm Operating Committee as of [December 31st of the year in respect of which the award is made], the Committee may cancel all vested and unvested stock units, in full or in part, if the Committee determines, in its sole discretion, that at any time before the applicable Scheduled Conversion Date you had significant responsibility for a material adverse outcome for the Firm or any of its businesses or functions. The Committee shall have the sole authority to interpret this provision and its determinations shall be final and binding on all persons.8

[8]	Certain stock unit awards granted to employees designated as Code Staff may also provide that all of a participant’s stock units (whether vested or unvested) will be canceled immediately, subject to applicable law, if, before the applicable Scheduled Conversion Date, the Firm and/or relevant business unit suffers a material downturn in its financial performance or the Firm and/or relevant business unit suffers a material failure of risk management.

11.	Tax and other withholding obligations.

Any vesting, whether on a Scheduled Vesting Date or some other date, of a stock unit award and any conversion of a stock unit award or crediting of dividend equivalents, shall be subject to the Firm’s withholding of all required United States federal, state, local and foreign income and employment/payroll taxes (including Federal Insurance Contributions Act taxes). You authorize the Firm to withhold such taxes from any payroll or other payment or compensation to you, including by canceling or accelerating payment of a portion of this award in an amount not to exceed such taxes imposed upon such vesting, conversion or crediting and any additional taxes imposed as a result of such cancellation or acceleration, and to take such other action as the Firm may deem advisable to enable it and you to satisfy obligations for the payment of withholding taxes and other tax obligations, assessments, or other governmental charges, whether of the United States or any other jurisdiction, relating to the vesting or conversion of your stock units or the crediting of dividend equivalents. However, the Firm may not deduct or withhold such sum from any payroll or any other payment or compensation (including from your award), except to the extent it is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes before your stock units convert to shares of Morgan Stanley common stock or to incur interest or additional tax under Section 409A.

Pursuant to rules and procedures that Morgan Stanley establishes, you may elect to satisfy the tax or other withholding obligations arising upon conversion of your stock units by having Morgan Stanley withhold shares of Morgan Stanley common stock in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld will be valued using the fair market value of Morgan Stanley common stock on the date your stock units convert (or such other appropriate date determined by Morgan Stanley based on local legal, tax or accounting rules and practices) using a valuation methodology established by Morgan Stanley. In order to comply with applicable accounting standards or the Firm’s policies in effect from time to time, Morgan Stanley may limit the amount of shares that you may have withheld.

12.	Obligations you owe to the Firm.

As a condition to the earning, conversion or distribution of your award, the Firm may require you to pay such sum to the Firm as may be necessary to satisfy any obligation that you owe to the Firm. Notwithstanding any other provision of this Award Certificate, your award, even if vested or converted, is not earned until after such obligations and any tax withholdings or other deductions required by law are satisfied. Notwithstanding the foregoing, Morgan Stanley may not reduce the number of shares to be delivered upon conversion of your stock units or delay the payment of your award to satisfy obligations that you owe to the Firm except (i) to the extent authorized under Section 11, relating to tax and other withholding obligations or (ii) to the extent such reduction or delay is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes before your stock units convert to shares of Morgan Stanley common stock or to incur additional tax or interest under Section 409A.

Morgan Stanley’s determination of any amount that you owe the Firm shall be conclusive. The fair market value of Morgan Stanley common stock for purposes of the foregoing provisions shall be determined using a valuation methodology established by Morgan Stanley.

13.	Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your award, other than as provided in Section 14 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to your award will be made only to you.

Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of Morgan Stanley, shall all be bound by, and shall benefit from, the terms and conditions of your award.

14.	Designation of a beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of your award to be delivered or paid under this Award Certificate in the event of your death. To make a beneficiary designation, you must complete and submit the Beneficiary Designation form on the Executive Compensation website.

Any shares that become deliverable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate.

If you previously filed a designation of beneficiary form for your equity awards with the Executive Compensation Department, such form will also apply to all of your equity awards, including this award. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares or payments under this award, Morgan Stanley may determine in its sole discretion to deliver the shares or make the payments in question to your estate. Morgan Stanley’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to this award.

15.	Ownership and possession.

(a) Before conversion. Generally, you will not have any rights as a stockholder in the shares of Morgan Stanley common stock corresponding to your stock units unless and until your stock units convert to shares.

If Morgan Stanley contributes shares of Morgan Stanley common stock corresponding to your stock units to a grantor trust it has established, you may be permitted to direct the trustee how to vote the shares in the trust corresponding to your stock units. Voting rights, if any, are governed by the terms of the grantor trust and Morgan Stanley may amend any such voting rights, in its sole discretion, at any time. Morgan Stanley is under no obligation to contribute shares corresponding to stock units to a trust. If Morgan Stanley elects not to contribute shares corresponding to your stock units to a trust, you will not have voting rights with respect to shares corresponding to your stock units until your stock units convert to shares.

(b) Following conversion. Subject to Section 10(c), following conversion of your stock units you will be the beneficial owner of the shares of Morgan Stanley common stock issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.

(c) Custody of shares. Morgan Stanley may maintain possession of the shares subject to your award until such time as your shares are no longer subject to restrictions on transfer.

16.	Securities law compliance matters.

Morgan Stanley may affix a legend to any stock certificates representing shares of Morgan Stanley common stock issued upon conversion of your stock units (and any stock certificates that may subsequently be issued in substitution for the original certificates). The legend will read substantially as follows:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE WERE ISSUED PURSUANT TO THE MORGAN STANLEY 2007 EQUITY INCENTIVE COMPENSATION PLAN AND ARE SUBJECT TO THE TERMS AND CONDITIONS THEREOF AND OF AN AWARD CERTIFICATE FOR STOCK UNITS AND ANY SUPPLEMENT THERETO.

THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ON TRANSFER BY VIRTUE OF THE SECURITIES ACT OF 1933.

COPIES OF THE PLAN, THE AWARD CERTIFICATE FOR STOCK UNITS AND ANY SUPPLEMENT THERETO ARE AVAILABLE THROUGH THE EXECUTIVE COMPENSATION DEPARTMENT.

Morgan Stanley may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.

17.	Compliance with laws and regulation.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon conversion of your stock units (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges or associations or other institutions with which the Firm or a Related Employer has membership or other privileges, and any applicable law or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

18.	No entitlements.

(a) No right to continued Employment. This award is not an employment agreement, and nothing in this Award Certificate, the International Supplement, if applicable, or the Plan shall alter your status as an “at-will” employee of the Firm or your employment status at a Related Employer. None of this Award Certificate, the International Supplement, if applicable, or the Plan shall be construed as guaranteeing your employment by the Firm or a Related Employer, or as giving you any right to continue in the employ of the Firm or a Related Employer, during any period (including without limitation the period between the Date of the Award and any Scheduled Vesting Date or Scheduled Conversion Date, or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Firm or a Related Employer following any termination of Employment.

(b) No right to future awards. This award, and all other awards of stock units and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of stock units or any other equity-based award at any time in the future or in respect of any future period.

(c) No effect on future employment compensation. Morgan Stanley has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future year, and does not diminish in any way the Firm’s discretion to determine the amount, if any, of your compensation. This award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

19.	Consents under local law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

20.	Award modification.

Morgan Stanley reserves the right to modify or amend unilaterally the terms and conditions of your award, without first asking your consent, or to waive any terms and conditions that operate in favor of Morgan Stanley. These amendments may include (but are not limited to) changes that Morgan Stanley considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. Morgan Stanley may not modify your award in a manner that would materially impair your rights in your award without your consent; provided, however, that Morgan Stanley may, but is not required to, without your consent, amend or modify your award in any manner that Morgan Stanley considers necessary or advisable to (i) comply with any Legal Requirement, (ii) ensure that your award does not result in an excise or other supplemental tax on the Firm under any Legal Requirement, or (iii) ensure that your award is not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to conversion of your stock units to shares or delivery of such shares following conversion. Morgan Stanley will notify you of any amendment of your award that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources Officer or the Chief Operating Officer (or if such positions no longer exist, by the holder of an equivalent position) to be effective.

21.	Governing law.

This Award Certificate and the related legal relations between you and Morgan Stanley will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

22.	Defined terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:

(a) “Access Person” means an individual designated by the Firm’s Compliance Department as an “access employee” or “access person”, which, for example, currently includes all Managing Directors of the Firm.

(b) “Board” means the Board of Directors of Morgan Stanley.

(c) “Cause” means:

(1) any act or omission which constitutes a breach of your obligations to the Firm, including, without limitation, (A) your failure to comply with any notice or non-solicitation restrictions that may be applicable to you or (B) your failure to comply with the Firm’s compliance, ethics or risk management standards, or your failure or refusal to perform satisfactorily any duties reasonably required of you, which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Firm;

(2) your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Firm; or

(3) your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing;

provided, that an act or omission shall constitute “Cause” for purposes of this definition if the Firm determines, in its sole discretion, that such action or omission is described in Section 10(c)(3)(i)(c) and is deliberate, intentional or willful.

(d) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(1) any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by Morgan Stanley or any of its Subsidiaries, (B) Morgan Stanley or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of Morgan Stanley in substantially the same proportions as their ownership of Morgan Stanley, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person(s) any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of the total voting power of the stock of Morgan Stanley; provided, however, that the provisions of this subsection (1) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (3) below;

(2) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by Morgan Stanley’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board;

(3) the consummation of a merger or consolidation of Morgan Stanley with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of Morgan Stanley (or any direct or indirect subsidiary of Morgan Stanley) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of Morgan Stanley outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of Morgan Stanley stock (or if Morgan Stanley is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided further that a merger or consolidation effected to implement a recapitalization of Morgan Stanley (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of Morgan Stanley (not including in the securities beneficially owned by such person any securities acquired directly from Morgan Stanley or its affiliates other than in connection with the acquisition by Morgan Stanley or its affiliates of a business) representing 50% or more of either the then outstanding shares of Morgan Stanley common stock or the combined voting power of Morgan Stanley’s then outstanding voting securities shall not be considered a Change in Control; or

(4) the complete liquidation of Morgan Stanley or the sale or disposition by Morgan Stanley of all or substantially all of Morgan Stanley’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Morgan Stanley that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Morgan Stanley immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (x) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of Morgan Stanley common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Morgan Stanley immediately prior to such transaction or series of transactions and (y) no event or circumstances described in any of clauses (1) through (4) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of Morgan Stanley, or in the ownership of a substantial portion of Morgan Stanley’s assets, as defined in Section 409A. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of Morgan Stanley by any one person or more than one person acting as a group that is considered to effectively control Morgan Stanley.

For purposes of the provisions of this Award Certificate, terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

(e) “Committee” means the Compensation, Management Development and Succession Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee.

(f) “Competitive Activity” means:

(1) becoming, or entering into any arrangement as, an employee, officer, partner, member, proprietor, director, independent contractor, consultant, advisor, representative or agent of, or serving in any similar position or capacity with, a Competitor, where you will be responsible for providing, or managing or supervising others who are providing, services (x) that are similar or substantially related to the services that you provided to the Firm, or (y) that you had direct or indirect managerial or supervisory responsibility for at the Firm, or (z) that call for the application of the same or similar specialized knowledge or skills as those utilized by you in your services for the Firm, in each such case, at any time during the year preceding the termination of your employment with the Firm; or

(2) either alone or in concert with others, forming, or acquiring a 5% or greater equity ownership, voting interest or profit participation in, a Competitor.

(g) “Competitor” means any corporation, partnership or other entity that competes, or that owns a significant interest in any corporation, partnership or other entity that competes, with any business activity the Firm engages in, or that you reasonably knew or should have known that the Firm was planning to engage in, at the time of the termination of your Employment.

(h) “Confidential and Proprietary Information” means any information that is classified as confidential in the Firm’s Global Policy on Confidential Information or that may have intrinsic value to the Firm, the Firm’s clients or other parties with which the Firm has a relationship, or that may provide the Firm with a competitive advantage, including, without limitation, any trade secrets; inventions (whether or not patentable); formulas; flow charts; computer programs; access codes or other systems information; algorithms; technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Firm’s compilation of that information for use in its business, provided that such Confidential and Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Confidential and Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or discs, electronic communications, videotapes, audiotapes, and oral communications.

(i) “Date of the Award” means [insert grant date, which typically will coincide approximately with the end of the year in respect of which the award is made].

(j) “Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Firm and applicable to you.

(k) “Employed” and “Employment” refer to employment with the Firm and/or Related Employment.

(l) The “Firm” means Morgan Stanley (including any successor thereto) together with its subsidiaries and affiliates. For purposes of the definitions of “Cause,” “Confidential and Proprietary Information,” “Unauthorized Comments” and “Wrongful Solicitation” set forth in this Award Certificate and Section 10(c)(2)(vi) of this Award Certificate, references to the “Firm” shall refer severally to the Firm as defined in the preceding sentence and your Related Employer, if any. For purposes of the cancellation provisions set forth in this Award Certificate relating to disclosure or use of Confidential and Proprietary Information, references to the “Firm” shall refer to the Firm as defined in the second preceding sentence or your Related Employer, as applicable.

(m) “First Scheduled Conversion Date” means [first anniversary of January 26th following the Date of the Award], provided, however, that if you remain employed by the Firm on such date and the date does not occur during an Access Person trading window period, then pursuant to Section 2(d), the First Scheduled Conversion Date will be delayed until the first day of the next Access Person trading window period following [first anniversary of January 26th following the Date of the Award] (but in no event beyond [first anniversary of December 31st following the Date of the Award]).

(n) “First Scheduled Vesting Date” means [first anniversary of January 26th following the Date of the Award].

(o) “Full Career Retirement” means the termination of your Employment by you or by the Firm for any reason other than under circumstances involving any cancellation event described in Section 10(c), and other than due to your death or Disability, a Governmental Service Termination or pursuant to a Qualifying Termination, if you meet any of the following criteria as of your termination date and you have provided the Firm at least 12 months’ advance notice of such termination:

(i) you have attained age 50 and completed at least 12 years of service as a [    ]9 of the Firm or equivalent officer title; or

(ii) you have attained age 50 and completed at least 15 years of service as an officer of the Firm at the level of [    ]10 or above; or

(iii) you have completed at least 20 years of service with the Firm; or

(iv) you have attained age 55 and have completed at least 5 years of service with the Firm and the sum of your age and years of service equals or exceeds 65.11

[9]	Specified officer title(s) in one or more specified business units.
[10]	Specified officer title(s) in one or more specified business units.
[11]	Age and service conditions specified in clauses (1) through (4) are indicative and may vary from year to year and for awards granted to certain employees.

For the purposes of the foregoing definition, service with the Firm will include any period of service with the following entities and any of their predecessors:

(A) AB Asesores (“ABS”) prior to its acquisition by the Firm (provided that only years of service as a partner of ABS shall count towards years of service as an officer);

(B) Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co.;

(C) Miller Anderson & Sherrerd, L.L.P. prior to its acquisition by MS Group;

(D) Van Kampen Investments Inc. and its subsidiaries prior to its acquisition by MS Group;

(E) FrontPoint Partners LLC and its subsidiaries prior to its acquisition by the Firm; and

(F) Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.;

provided that, in the case of an employee who has transferred employment from DWD to MS Group or vice versa, a former employee of DWD will receive credit for employment with DWD only if he or she transferred directly from DWD to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997, and a former employee of MS Group will receive credit for employment with MS Group only if he or she transferred directly from MS Group to Morgan Stanley DW Inc. or its affiliates subsequent to February 5, 1997.

(p) “Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

(q) “Governmental Service Termination” means the termination of your Employment due to your commencement of employment at a Governmental Employer; provided that you have presented the Firm with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in Morgan Stanley equity awards or continued ownership of Morgan Stanley common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

(r) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(s) “Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

(t) “Management Committee” means the Morgan Stanley Management Committee and any successor or equivalent committee.

(u) “Plan” means the 2007 Equity Incentive Compensation Plan, as amended.

(v) “Qualifying Termination” means your Separation from Service within eighteen (18) months following a Change in Control under either of the following circumstances: (a) the Firm terminates your employment under circumstances not involving any cancellation event; or (b) you resign from the Firm due to (i) a materially adverse alteration in your position or in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control, as determined by the Committee or its delegees, or (ii) the Firm requiring your principal place of employment to be located more than 75 miles from the location where you were principally employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with your business travel obligations in the ordinary course of business prior to the Change in Control).

(w) “Related Employment” means your employment with an employer other than the Firm (such employer, herein referred to as a “Related Employer”), provided that: (i) you undertake such employment at the written request or with the written consent of Morgan Stanley’s Chief Human Resources Officer (or if such position no longer exists, the holder of an equivalent position); (ii) immediately prior to undertaking such employment you were an employee of the Firm or were engaged in Related Employment (as defined herein); and (iii) such employment is recognized by the Firm in its discretion as Related Employment; and, provided further, that the Firm may (1) determine at any time in its sole discretion that employment that was recognized by the Firm as Related Employment no longer qualifies as Related Employment, and (2) condition the designation and benefits of Related Employment on such terms and conditions as the Firm may determine in its sole discretion; and provided further, the Firm will not provide for Related Employment except to the extent such treatment is not prohibited by Section 409A and would not cause you to recognize income for United States federal income tax purposes before your stock units convert to shares or to incur additional tax or interest under Section 409A. The designation of employment as Related Employment does not give rise to an employment relationship between you and the Firm, or otherwise modify your and the Firm’s respective rights and obligations.

(x) “Scheduled Conversion Date” means the First Scheduled Conversion Date, the Second Scheduled Conversion Date and/or the Third Scheduled Conversion Date, as the context requires.

(y) “Scheduled Vesting Date” means the First Scheduled Vesting Date, the Second Scheduled Vesting Date and/or the Third Scheduled Vesting Date, as the context requires.

(z) “Second Scheduled Conversion Date” means [second anniversary of January 25th following the Date of the Award], provided, however, that if you remain employed by the Firm on such date and the date does not occur during an Access Person trading window period, then pursuant to Section 2(d), the Second Scheduled Conversion Date will be delayed until the first day of the next Access Person trading window period following [second anniversary of January 25th following the Date of the Award] (but in no event beyond [second anniversary of December 31st following the Date of the Award]).

(aa) “Second Scheduled Vesting Date” means [second anniversary of January 25th following the Date of the Award].

(bb) “Section 409A” means Section 409A of the Internal Revenue Code and any regulations thereunder.

(cc) “Separation from Service” means a separation from service with the Firm for purposes of Section 409A determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. For purposes of this definition, Morgan Stanley’s subsidiaries and affiliates include (and are limited to) any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as Morgan Stanley and any trade or business that is under common control with Morgan Stanley (within the meaning of Section 414(c) of the Internal Revenue Code), determined in each case in accordance with the default provisions set forth in Treasury Regulation §1.409A-1(h)(3).

(dd) “Third Scheduled Conversion Date” means [third anniversary of January 23rd following the Date of the Award], provided, however, that if you remain employed by the Firm on such date and the date does not occur during an Access Person trading window period, then pursuant to Section 2(d), the Third Scheduled Conversion Date will be delayed until the first day of the next Access Person trading window period following [third anniversary of January 23rd following the Date of the Award] (but in no event beyond [third anniversary of December 31st following the Date of the Award]).

(ee) “Third Scheduled Vesting Date” means [third anniversary of January 23rd following the Date of the Award].

(ff) You will be deemed to have made “Unauthorized Comments” about the Firm if, while Employed or following the termination of your Employment, you make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Firm, its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

(gg) A “Wrongful Solicitation” occurs upon either of the following events:

(1) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 180 days after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you hire or solicit, recruit, induce, entice, influence or encourage any Firm employee to leave the Firm or become hired or engaged by another firm; provided, however, that this clause shall apply only to employees with whom you worked or had professional or business contact, or who worked in or with your business unit, during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment; or

(2) while Employed, including during any notice period applicable to you in connection with the termination of your Employment, or within 90 days (180 days if you are a member of the Management Committee at the time of notice of termination) after the termination of your Employment, directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind), you solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Firm (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Firm or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Firm is engaged (other than the Firm); provided, however, that this clause shall apply only to clients or customers, or prospective clients or customers, that you worked for on an actual or prospective project or assignment during any notice period applicable to you in connection with the termination of your Employment or during the 180 days preceding notice of the termination of your Employment.

IN WITNESS WHEREOF, Morgan Stanley has duly executed and delivered this Award Certificate as of the Date of the Award.

MORGAN STANLEY

/s/
[Name]
[Title]